                              CONVERSION AGREEMENT


                  This CONVERSION AGREEMENT is made and entered into as of this 26th day of January, 1998 by and between Bernard Chaus, Inc., a New York corporation (the "Company"), and Josephine Chaus, with an address at 128 East 73rd Street, New York, New York ("J.Chaus").

                  WHEREAS, the Company is indebted to J.Chaus for approximately $28.1 million under 12% Subordinated Promissory Notes issued to J.Chaus in June 1986, February 1991 and March 1997, including approximately $11.6 million in accrued and unpaid interest on an income tax basis as of the date hereof (collectively, the "Old Notes"), and the Company has never taken nor does it intend to take any tax deduction for any or all of such accrued or unpaid interest; and

                  WHEREAS, BNY Financial Corporation ("Lender"), in negotiating the terms of its Second Restated and Amended Financing Agreement dated as of October 10, 1997, required J.Chaus to place $12.5 million in a cash collateral account with Lender in order to guarantee the obligations of the Company under such financing agreement; and

                  WHEREAS, at the conclusion of the Company's rights offering, J.Chaus released the $12.5 million to Lender and the Company issued $12.5 million in aggregate principal amount of a Subrogated Subordinated Promissory Note to J.Chaus which is subrogated to the rights of Lender with respect to such amount until such Subrogated Subordinated Promissory Note is exchanged for equity (the "New Note"; collectively with the Old Notes, the "Notes"); and

                  WHEREAS, in October 1997, the Company and J.Chaus negotiated a settlement pursuant to which J.Chaus agreed to convert the aggregate principal amount of the Notes into an aggregate of 10,510,910 shares of common stock, par value $.01 per share ("Common Stock"), of the Company; and

                  WHEREAS, in connection with the settlement, J.Chaus agreed to forgive the payment of interest on the Notes; and

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

                  1. Conversion of Notes into Common Stock. Effective as of the date hereof, the aggregate principal amount of the Notes shall have been converted into an aggregate of 10,510,910 shares of Common Stock of the Company and the payment of interest on the Notes shall have been forgiven by J.Chaus. Effective as of the date hereof, the Notes shall be canceled and of no further force and effect. Simultaneously with the execution of this Agreement, J.Chaus shall deliver each of the Notes, each marked "Canceled", to the Company.

                  2. Issuance of Stock Certificate. The Company shall use its commercially reasonable best efforts to cause the Company's transfer agent to promptly issue to J.Chaus a stock certificate evidencing 10,510,910 shares of Common Stock of the Company.

                  3. Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

                  4 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties with respect to their subject matter and supersedes any and all prior understandings, negotiations or agreements among the parties hereto, both written and oral, with respect to such subject matter.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                                    BERNARD CHAUS, INC.


                                                    By:  /s/ Andrew Grossman
                                                        -----------------------
                                                        Andrew Grossman
                                                        Chief Executive Officer


                                                         /s/ JOSEPHINE CHAUS
                                                        -----------------------
                                                        JOSEPHINE CHAUS